                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue	412-394-2908	412-394-2850
Dallas, TX 75201 U.S.A.	david.weston@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com
ATI Announces Fourth Quarter 2024 Results
Full year 2024 sales of $4.4 billion represents ATI's highest total since 2012
◦Q4 2024 sales of $1.2 billion, up 10% over Q4 2023; full year 2024 sales of $4.4 billion, up 5% over full year 2023
◦     Q4 2024 net income attributable to ATI of $137 million, or $0.94 per share; full year 2024 net income attributable to ATI of $368 million, or $2.55 per share
◦     Aerospace and defense represent 65% of Q4 2024 sales, up from 62% of Q3 2024 sales and 63% of Q4 2023 sales
◦     Full year 2024 operating cash flow of $407 million, up from $86 million for full year 2023
◦Non-GAAP Information*
▪Q4 2024 adjusted net income attributable to ATI of $115 million, or $0.79 per share
▪Q4 2024 ATI adjusted EBITDA of $210 million, or 17.9% of sales
▪Full year 2024 Free Cash Flow of $248 million, up 50% over full year 2023

DALLAS, TX--(PR Newswire)--February 4, 2025--ATI Inc. (NYSE: ATI) reported fourth quarter 2024 results, with sales of $1.17 billion and net income attributable to ATI of $137.1 million, or $0.94 per share.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q4 2024	Q3 2024	Change	Q4 2023	Change

Sales	$1,172.7	$1,051.2	12%	$1,064.0	10%
Net income attributable to ATI	$137.1	$82.7	66%	$145.7	(6)%
Earnings per share	$0.94	$0.57	65%	$0.99	(5)%
Non-GAAP information*
Adjusted net income attributable to ATI*	$114.6	$85.9	33%	$93.0	23%
Adjusted earnings per share*	$0.79	$0.60	32%	$0.64	23%
ATI adjusted EBITDA*	$209.8	$185.7	13%	$160.7	31%
* Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (U.S. GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.

Adjusted earnings per share* for Q4 2024 were $0.79, and ATI adjusted EBITDA* was $209.8 million, or 17.9% of sales. Q4 2024 adjusted results exclude a $52.9 million pre-tax gain on the sale of certain precision rolled strip operations and a $14.1 million pre-tax pension remeasurement loss. Q4 2024 adjusted results also exclude pre-tax charges of $9.3 million, consisting of $5.3 million of severance-related restructuring costs, primarily related to cost reduction actions in our domestic operations, and $4.0 million of other charges, primarily for start-up and transaction related costs. The after-tax impact of these special items is a benefit of $22.5 million, or $0.15 per share. Q3 2024 adjusted results exclude pre-tax charges of $4.3 million consisting primarily of $2.5 million of start-up costs and $1.7 million for transaction related costs. Q4 2023 adjusted results exclude pre-tax charges of $88.3 million and a deferred tax valuation allowance release of $137.4 million. The after-tax impact of those special items was a benefit of $52.7 million, or $0.35 per share. The reconciliations within the non-GAAP tables provides additional details on special items.

"Our fourth quarter results demonstrated the strong fundamentals of our business as we delivered on increasing customer demand,” said Kimberly A. Fields, President and CEO. “We achieved double-digit sales and adjusted EBITDA growth compared to the prior year fourth quarter. Fourth quarter sales to the aerospace & defense markets exceeded 65% of ATI's total sales, bringing the full year aerospace & defense mix to over 62%.

"Full year sales of $4.4 billion are the highest we have achieved since 2012, increasing 5% over 2023. Free cash flow* of $248 million for the full year 2024 reflected an increase of 50% compared to the prior year. Adjusted EBITDA for the full year was $729 million, up 15% from 2023, reflecting robust demand which we expect will continue in 2025," said Fields.

"We remain committed to efficiently deploying capital to capture growth opportunities and return capital to our shareholders," said Fields. In 2024, ATI invested $239 million in capital expenditures to grow our capacity and capabilities. The company generated over $65 million in cash proceeds from the sale of non-core assets, capital that will be redeployed as part of its reliability and debottlenecking strategy. In addition to those outcomes, ATI also repurchased $260 million shares of its stock, ending the year with $721 million in cash. "We believe ATI is very well positioned for continued strong performance that will drive growth and value in 2025 and beyond,” said Fields.

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q4 2024	Q3 2024	Q4 2023
Sales	$634.2	$552.4	$582.5

Segment EBITDA	$126.8	$123.2	$125.1
% of Sales	20.0%	22.3%	21.5%

•HPMC’s fourth quarter 2024 sales increased $81.8 million, or 15%, compared to the third quarter 2024, primarily due to higher aerospace & defense sales of next generation commercial jet engine and airframe products. These increases were partially offset by lower sales to the medical market. Overall aerospace & defense sales represented 89% of total HPMC sales in the fourth quarter 2024, an increase from 86% in the third quarter of 2024. Fourth quarter 2024 sales improved 9% compared to fourth quarter 2023, with total aerospace & defense related sales increasing 13% compared to the prior year period, primarily due to next generation commercial jet engine demand, which was partially offset by a slight decline in sales of commercial airframe products as well as lower sales to the medical market.
•HPMC fourth quarter 2024 segment EBITDA was $126.8 million, or 20.0% of sales. The sequential decline in margins was primarily due to unfavorable sales mix and higher costs, including incentive compensation costs and carry over of costs due to third quarter 2024 outages, which offset the impact of higher volumes. The fourth quarter 2024 margin was also negatively impacted by a charge of approximately $6.3 million due to a commercial negotiation with a customer.
•Fourth quarter 2024 and third quarter 2024 results included benefits of $2.6 million and $2.9 million, respectively, from the recognition of previously deferred employee retention credits.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q4 2024	Q3 2024	Q4 2023
Sales	$538.5	$498.8	$481.5

Segment EBITDA	$88.0	$73.6	$57.3
% of Sales	16.3%	14.8%	11.9%

•AA&S fourth quarter 2024 sales increased $39.7 million, or 8%, compared to the third quarter 2024, primarily due to higher sales of defense applications and next generation commercial jet engine products, partially offset by lower sales of commercial airframe products. Sales also increased to the specialty energy and medical markets. Overall aerospace & defense sales were 38% of total AA&S sales in the fourth quarter 2024. Fourth quarter 2024 sales increased 12% compared to the fourth quarter 2023. Higher year-over-year sales across core markets, including aerospace & defense, medical, specialty energy and electronics, were partially offset by lower sales to the conventional energy market.
•AA&S fourth quarter 2024 segment EBITDA was $88.0 million, or 16.3% of sales. The sequential increase in margins was due in part to an increase in deliveries of titanium and exotic alloys, partially offset by higher costs, including incentive compensation costs and unfavorable manufacturing variances. The fourth quarter 2024 margin also benefited from a $10.4 million credit related to the Advanced Manufacturing Production Credit, which was partially offset by charges of approximately $5.5 million, primarily resulting from a commercial negotiation with a customer. The credit associated with the Advanced Manufacturing Production Credit was the result of final regulations issued by the U.S. Department of the Treasury during the quarter that clarified the inclusion of certain direct and indirect materials in the determination of the credit.
•Fourth quarter 2024 and third quarter 2024 results included benefits of $0.7 million and $1.9 million, respectively, from the recognition of previously deferred employee retention credits.

Corporate Items and Cash
•Restructuring and other charges:
◦Fourth quarter 2024: $9.3 million includes pre-tax charges consisting of $5.3 million of severance-related restructuring costs, primarily related to cost reduction actions in our domestic operations, and $4.0 million of other charges, primarily for start-up and transaction related costs.
◦Third quarter 2024: $4.3 million includes pre-tax charges consisting primarily of $2.5 million of start-up costs and $1.7 million of transaction related costs.
◦Fourth quarter 2023: $16.8 million includes pre-tax charges of $13.8 million of costs primarily associated with the transformation of our European organization and $3.0 million for startup costs.
•Fourth quarter 2024 includes a $52.9 million gain on the sale of our precision rolled strip operations in New Bedford, MA and Remscheid, Germany.
•The remeasurement of pension plan assets and obligations resulted in actuarial losses of $14.1 million in the fourth quarter 2024 and $26.8 million in the fourth quarter 2023. The Company's pension accounting policy is to record actuarial gains and losses in current period earnings.

•Corporate expenses in the fourth quarter 2024 were $14.1 million, compared to $13.4 million in the third quarter 2024, and $15.2 million in the prior year quarter. The increase in corporate expenses in fourth quarter 2024 compared to third quarter 2024 was primarily due to higher incentive compensation costs.
•Closed operations and other income/expense was income of $9.1 million in the fourth quarter 2024, compared to income of $2.3 million in the third quarter 2024, and expense of $6.5 million in the prior year quarter. The fourth and third quarters of 2024 included gains of $7.9 million and $3.7 million, respectively, from the sale of oil & gas rights.
•Fourth quarter 2024 results include a $32.9 million income tax provision, or an effective tax rate of 18.8%. Third quarter 2024 results include a $28.3 million income tax provision, or an effective tax rate of 24.6%. The effective tax rate for the fourth quarter 2024 decreased compared to the third quarter 2024 primarily due to the higher-than-expected utilization of permanent tax benefits. Fourth quarter 2023 included a $137.4 million discrete tax benefit, primarily related to the reversal of the Company's valuation allowance.
•Cash provided by operating activities was $381 million and $407 million for the fourth quarter and fiscal year 2024, respectively. While managed working capital increased on an annual basis, the Company's focus on operational improvements resulted in a decrease in managed working capital in the fourth quarter 2024. Fourth quarter 2024 managed working capital as a percent of sales was 30.9%, which decreased from 40.0% in the third quarter 2024. Capital expenditures were $47 million and $239 million for the fourth quarter and fiscal year 2024, respectively.
•Cash on hand at December 29, 2024 was $721 million, and available additional liquidity under the asset-based lending (ABL) credit facility was approximately $525 million. As of December 29, 2024, we had no outstanding borrowings on the ABL credit facility. Our next meaningful debt maturity is $150 million of debentures in the fourth quarter of 2025.
•In the fourth quarter 2024, the company repurchased $70 million of common stock at an average price of $55.59, retiring approximately 1.3 million shares. As of December 29, 2024, total share repurchase authorization remaining under the $700 million authorized share repurchase program was $590 million.
•As of December 29, 2024, our U.S. qualified defined benefit pension plan is 106% funded on a U.S. GAAP basis. Our consolidated net pension liability, inclusive of obligations related to our qualified and nonqualified defined benefit plans was $26 million, or 92% funded on a U.S. GAAP basis.

Fiscal Year 2024 Results

	Fiscal Year		Y-O-Y
($ in millions except per share amounts)	2024	2023	Change

Sales	$4,362.1	$4,173.7	5%
Net income attributable to ATI	$367.8	$410.8	(10)%
Earnings per share	$2.55	$2.81	(9)%
Non-GAAP information*
Adjusted net income attributable to ATI*	$355.0	$373.4	(5)%
Adjusted earnings per share*	$2.46	$2.56	(4)%
ATI adjusted EBITDA*	$729.1	$634.6	15%
* Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (U.S. GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.

Full year net income and earnings per share declined in 2024 as compared to 2023, primarily due to the 2023 reversal of the Company's valuation allowance of $137.4 million. Full year 2024 and 2023 included benefits from credits of $22.7 million and $10.1 million, respectively, for the Advanced Manufacturing Production Credit. The 2024 Advanced Manufacturing Production Credit included a benefit of $10.4 million in the fourth quarter of 2024 due to the issuance of final regulations by the U.S. Department of the Treasury, which applied to periods prior to the quarter.
Adjusted earnings per share declined in 2024 as compared to 2023, primarily due to higher income tax expense, which excludes the impact of the 2023 reversal of the Company's valuation allowance. Adjusted EBITDA increased by 15% compared to 2023. Adjusted results for 2024 exclude pre-tax special items that were a benefit of $16.7 million, or a benefit of $12.8 million after-tax, primarily consisting of gains on the sale of businesses, partially offset by pension related remeasurement losses and restructuring and other charges. Adjusted results for 2023 exclude pre-tax special charges totaling $104.3 million. However, the after-tax impact of the special items, including the reversal of the Company's valuation allowance, was a benefit of $37.4 million. Pre-tax special charges primarily consist of pension related settlement and remeasurement losses and restructuring and other charges. The reconciliations within the non-GAAP tables provides additional details on special items.

Outlook

“Following our strong finish to 2024, we’re focused on staying agile, prepared as the aerospace and defense supply chain normalizes and geopolitical uncertainties evolve, including changes in global trade policies. With very strong demand in our end markets, we believe we are positioned to deliver growth and margin expansion in 2025 and beyond," said Fields.

The Company is providing its first quarter and full year 2025 guidance in the table below:

Guidance
	Q1 2025	Full Year 2025
Adjusted EBITDA**	$170M - $180M	$800M - $840M

Adjusted Earnings Per Share**	$0.55 - $0.61	$2.80 - $3.00

Free Cash Flow**		$240M - $360M

Capital expenditures		$260M - $280M
**Detailed reconciliations of the forward-looking non-GAAP figures to the most directly comparable U.S. GAAP figures and measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP figures.

***********
ATI will conduct a conference call with investors and analysts on Tuesday, February 4, 2025, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages; (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2023, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace & defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year Ended
	December 29,	September 29,	December 31,	December 29,	December 31,
	2024	2024	2023	2024	2023

Sales	$1,172.7	$1,051.2	$1,064.0	$4,362.1	$4,173.7

Cost of sales	924.1	826.4	858.3	3,463.9	3,371.1
Gross profit	248.6	224.8	205.7	898.2	802.6

Selling and administrative expenses	89.0	82.4	92.3	342.3	328.1
Restructuring charges	5.3	0.5	5.5	4.1	7.7
Loss (gain) on asset sales and sales of businesses, net	(54.6)	(0.3)	(0.4)	(57.1)	0.4
Operating income	208.9	142.2	108.3	608.9	466.4
Nonoperating retirement benefit expense	(17.9)	(3.7)	(72.4)	(29.0)	(79.7)
Interest expense, net	(25.2)	(28.0)	(27.8)	(108.2)	(92.8)
Other income, net	9.2	4.4	—	14.4	1.3
Income before income taxes	175.0	114.9	8.1	486.1	295.2
Income tax provision (benefit)	32.9	28.3	(141.1)	103.4	(128.2)
Net income	$142.1	$86.6	$149.2	$382.7	$423.4
Less: Net income attributable to noncontrolling interests	5.0	3.9	3.5	14.9	12.6
Net income attributable to ATI	$137.1	$82.7	$145.7	$367.8	$410.8

Basic net income attributable to ATI per common share	$0.97	$0.64	$1.15	$2.82	$3.21

Diluted net income attributable to ATI per common share	$0.94	$0.57	$0.99	$2.55	$2.81

ATI Inc.
Sales and EBITDA by Business Segment
(Unaudited, dollars in millions)

	Fiscal Quarter Ended			Fiscal Year Ended
	December 29,	September 29,	December 31,	December 29,	December 31,
	2024	2024	2023	2024	2023
Sales:
High Performance Materials & Components	$634.2	$552.4	$582.5	$2,278.5	$2,120.2
Advanced Alloys & Solutions	538.5	498.8	481.5	2,083.6	2,053.5
Total external sales	$1,172.7	$1,051.2	$1,064.0	$4,362.1	$4,173.7

EBITDA:
High Performance Materials & Components	$126.8	$123.2	$125.1	$461.4	$433.6
% of Sales	20.0%	22.3%	21.5%	20.3%	20.5%
Advanced Alloys & Solutions	88.0	73.6	57.3	320.9	276.6
% of Sales	16.3%	14.8%	11.9%	15.4%	13.5%
Total segment EBITDA	214.8	196.8	182.4	782.3	710.2
% of Sales	18.3%	18.7%	17.1%	17.9%	17.0%
Corporate expenses	(14.1)	(13.4)	(15.2)	(64.0)	(62.3)
Closed operations and other income (expense)	9.1	2.3	(6.5)	10.8	(13.3)
ATI Adjusted EBITDA	$209.8	$185.7	$160.7	$729.1	$634.6

Depreciation & amortization (a)	(39.1)	(38.5)	(39.5)	(151.5)	(146.1)
Interest expense, net	(25.2)	(28.0)	(27.8)	(108.2)	(92.8)
Restructuring and other charges	(9.3)	(4.3)	(16.8)	(22.1)	(31.4)
Gain (loss) on asset sales and sales of businesses, net	52.9	—	—	52.9	(0.6)
Pension remeasurement loss	$(14.1)	$—	$(26.8)	$(14.1)	$(26.8)
Pension settlement loss	—	—	(41.7)	—	(41.7)
Income before income taxes	$175.0	$114.9	$8.1	$486.1	$295.2

(a) The following is depreciation & amortization by each business segment:
	Fiscal Quarter Ended			Fiscal Year Ended
	December 29,	September 29,	December 31,	December 29,	December 31,
	2024	2024	2023	2024	2023
High Performance Materials & Components	$18.8	$18.6	$19.3	$71.6	$71.1
Advanced Alloys & Solutions	18.7	18.2	18.3	73.2	67.9
Other	1.6	1.7	1.9	6.7	7.1
Total depreciation & amortization	$39.1	$38.5	$39.5	$151.5	$146.1

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	December 29,	December 31
	2024	2023
ASSETS

Current Assets:
Cash and cash equivalents	$721.2	$743.9
Accounts receivable, net of allowances for doubtful accounts	709.2	625.0
Short-term contract assets	75.6	59.1
Inventories, net	1,353.0	1,247.5
Prepaid expenses and other current assets	86.0	62.2
Total Current Assets	2,945.0	2,737.7

Property, plant and equipment, net	1,776.9	1,665.9
Goodwill	227.2	227.2
Other assets	281.5	354.3

Total Assets	$5,230.6	$4,985.1

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$609.1	$524.8
Short-term contract liabilities	169.4	163.6
Short-term debt and current portion of long-term debt	180.4	31.9
Other current liabilities	249.6	256.8
Total Current Liabilities	1,208.5	977.1

Long-term debt	1,714.9	2,147.7
Accrued postretirement benefits	164.3	175.2
Pension liabilities	37.2	39.7
Other long-term liabilities	150.5	164.9
Total Liabilities	3,275.4	3,504.6

Total ATI stockholders' equity	1,850.4	1,373.0
Noncontrolling interests	104.8	107.5
Total Equity	1,955.2	1,480.5

Total Liabilities and Equity	$5,230.6	$4,985.1

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023

Operating Activities:
Net income	$382.7	$423.4

Depreciation and amortization	151.5	146.1
Share-based compensation	34.1	29.1
Deferred taxes	86.4	(138.2)
Net gain from disposal of property, plant and equipment	(15.7)	(0.6)
Loss (gain) on sales of businesses	(52.9)	0.6
Non-cash impairment charges	—	3.0
Changes in operating assets and liabilities:
Inventories	(118.5)	(51.8)
Accounts receivable	(85.0)	(46.1)
Accounts payable	87.6	(29.8)
Pension plan contributions	—	(272.0)
Retirement benefits	4.4	53.8
Accrued liabilities and other	(67.4)	(31.6)
Cash provided by operating activities	407.2	85.9
Investing Activities:
Purchases of property, plant and equipment	(239.1)	(200.7)
Proceeds from disposal of property, plant and equipment	27.6	3.8
Proceeds from sales of businesses, net of transaction costs	48.0	(0.3)
Other	3.9	4.0
Cash used in investing activities	(159.6)	(193.2)
Financing Activities:
Borrowings on long-term debt	—	425.0
Payments on long-term debt and finance leases	(29.6)	(25.2)
Net payments under credit facilities	(4.9)	(14.0)
Receipt of convertible note capped call	76.1	—
Debt issuance costs	—	(6.2)
Purchase of treasury stock	(260.0)	(85.2)
Dividends paid to noncontrolling interests	(16.0)	(16.0)
Taxes on share-based compensation and other	(26.0)	(11.2)
Cash (used in) provided by financing activities	(260.4)	267.2
Effect of exchange rate changes on cash and cash equivalents	(7.6)	—
Less: Cash held for sale	(2.3)	—
(Decrease) increase in cash and cash equivalents	(22.7)	159.9
Cash and cash equivalents at beginning of period	743.9	584.0
Cash and cash equivalents at end of period	$721.2	$743.9

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Fiscal Quarter Ended						Fiscal Year Ended
	December 29,		September 29,		December 31,		December 29,		December 31,
	2024		2024		2023		2024		2023
Market
Aerospace & Defense:
Jet Engines- Commercial	$427.9	36%	$365.9	35%	$352.3	33%	$1,457.8	33%	$1,333.5	32%
Airframes- Commercial	191.2	16%	180.8	17%	201.7	19%	772.9	18%	739.4	18%
Defense	148.4	13%	107.1	10%	112.5	11%	490.2	11%	401.9	9%
Total Aerospace & Defense	767.5	65%	653.8	62%	666.5	63%	2,720.9	62%	2,474.8	59%

Specialty Energy	82.0	7%	69.9	7%	60.4	6%	284.6	7%	273.2	7%
Electronics	51.5	5%	49.1	5%	44.7	4%	194.3	4%	159.9	4%
Medical	51.0	4%	53.1	5%	52.5	5%	224.9	5%	176.9	4%
Other Core Markets	184.5	16%	172.1	17%	157.6	15%	703.8	16%	610.0	15%

Core End Markets	952.0	81%	825.9	79%	824.1	78%	3,424.7	78%	3,084.8	74%

Automotive	68.8	6%	63.8	6%	50.4	5%	259.4	6%	210.7	5%
Conventional Energy	60.8	5%	72.6	7%	88.8	8%	302.0	7%	414.6	10%
Construction/Mining	45.3	4%	41.8	4%	34.1	3%	158.5	4%	162.9	4%
Other	45.8	4%	47.1	4%	66.6	6%	217.5	5%	300.7	7%
Industrial Markets	$220.7	19%	$225.3	21%	$239.9	22%	$937.4	22%	$1,088.9	26%

Total	$1,172.7	100%	$1,051.2	100%	$1,064.0	100%	$4,362.1	100%	$4,173.7	100%

ATI Inc.
Selected Financial Data
(Unaudited)

	Fiscal Quarter Ended			Fiscal Year Ended
	December 29,	September 29,	December 31,	December 29,	December 31,
	2024	2024	2023	2024	2023
Percentage of Total ATI Sales
Nickel-based alloys and specialty alloys	45%	46%	44%	45%	49%
Precision forgings, castings and components	20%	20%	19%	19%	17%
Titanium and titanium-based alloys	18%	17%	21%	18%	17%
Zirconium and related alloys	9%	8%	7%	9%	7%
Precision rolled strip products	8%	9%	9%	9%	10%
Total	100%	100%	100%	100%	100%

Note: Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year Ended
	December 29,	September 29,	December 31,	December 29,	December 31,
	2024	2024	2023	2024	2023
Numerator for Basic net income per common share -
Net income attributable to ATI	$137.1	$82.7	$145.7	$367.8	$410.8
Effect of dilutive securities:
3.5% Convertible Senior Notes due 2025	—	1.7	2.7	5.9	10.6
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$137.1	$84.4	$148.4	$373.7	$421.4

Denominator for Basic net income per common share -
Weighted average shares outstanding	142.0	128.7	127.2	130.4	128.1
Effect of dilutive securities:
Share-based compensation	3.6	3.7	3.4	3.2	3.1
3.5% Convertible Senior Notes due 2025	—	14.4	18.8	13.0	18.8
Denominator for Diluted net income per common share -
Adjusted weighted average shares and assumed conversions	145.6	146.8	149.4	146.6	150.0

Basic net income attributable to ATI per common share	$0.97	$0.64	$1.15	$2.82	$3.21

Diluted net income attributable to ATI per common share	$0.94	$0.57	$0.99	$2.55	$2.81

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. For example, EBITDA and Adjusted EBITDA are measures utilized by management to analyze the performance and result of our business. Further, we believe these measures are useful to investors and industry analysts because these measures are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and capital expenditures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in this press release:

	Fiscal Quarter Ended			Fiscal Year Ended
	December 29, 2024	September 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023

Net income attributable to ATI	$137.1	$82.7	$145.7	$367.8	$410.8
Adjustments for special items, pre-tax:
Restructuring and other charges (a)	9.3	4.3	19.8	22.1	35.2
Pension remeasurement loss (b)	14.1	—	26.8	14.1	26.8
Pension settlement loss (c)	—	—	41.7	—	41.7
Loss (gain) on sales of businesses, net (d)	(52.9)	—	—	(52.9)	0.6
Total pre-tax adjustments	(29.5)	4.3	88.3	(16.7)	104.3

Net change in deferred taxes and valuation allowance (e)	—	—	(137.4)	—	(137.4)
Income tax on pre-tax adjustments for special items	7.0	(1.1)	(3.6)	3.9	(4.3)

Net income attributable to ATI excluding special items	$114.6	$85.9	$93.0	$355.0	$373.4

	Fiscal Quarter Ended
	December 29, 2024		September 29, 2024		December 31, 2023
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Numerator for Basic net income per common share -
Net income attributable to ATI	$137.1	$114.6	$82.7	$85.9	$145.7	$93.0
Effect of dilutive securities	—	—	1.7	1.7	2.7	2.7
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$137.1	$114.6	$84.4	$87.6	$148.4	$95.7

Denominator for Basic net income per common share -
Weighted average shares outstanding	142.0	142.0	128.7	128.7	127.2	127.2
Effect of dilutive securities	3.6	3.6	18.1	18.1	22.2	22.2
Denominator for Diluted net income per common share -
Adjusted weighted average shares and assumed conversions	145.6	145.6	146.8	146.8	149.4	149.4

Diluted net income attributable to ATI per common share	$0.94	$0.79	$0.57	$0.60	$0.99	$0.64

	Fiscal Year Ended
	December 29, 2024		December 31, 2023
	Reported	Adjusted	Reported	Adjusted
Numerator for Basic net income per common share -
Net income attributable to ATI	$367.8	$355.0	$410.8	$373.4
Effect of dilutive securities	5.9	5.9	10.6	10.6
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$373.7	$360.9	$421.4	$384.0

Denominator for Basic net income per common share -
Weighted average shares outstanding	130.4	130.4	128.1	128.1
Effect of dilutive securities	16.2	16.2	21.9	21.9
Denominator for Diluted net income per common share -
Adjusted weighted average shares and assumed conversions	146.6	146.6	150.0	150.0

Diluted net income attributable to ATI per common share	$2.55	$2.46	$2.81	$2.56

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Fiscal Quarter Ended			Fiscal Year Ended
	December 29, 2024	September 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net income attributable to ATI	$137.1	$82.7	$145.7	$367.8	$410.8
Net income attributable to noncontrolling interests	5.0	3.9	3.5	14.9	12.6
Net income	142.1	86.6	149.2	382.7	423.4
(+) Depreciation and amortization	39.1	38.5	39.5	151.5	146.1
(+) Interest expense	25.2	28.0	27.8	108.2	92.8
(+/-) Income tax provision (benefit)	32.9	28.3	(141.1)	103.4	(128.2)
(+) Restructuring and other charges (a)	9.3	4.3	16.8	22.1	31.4
(+) Pension remeasurement loss (b)	14.1	—	26.8	14.1	26.8
(+) Pension settlement loss (c)	—	—	41.7	—	41.7
(+/-) Loss (gain) on sales of businesses, net (d)	(52.9)	—	—	(52.9)	0.6
ATI Adjusted EBITDA	$209.8	$185.7	$160.7	$729.1	$634.6
Corporate expenses	14.1	13.4	15.2	64.0	62.3
Closed operations and other (income) expense	(9.1)	(2.3)	6.5	(10.8)	13.3
Total segment EBITDA	$214.8	$196.8	$182.4	$782.3	$710.2
(a) Fourth fiscal quarter 2024 includes pre-tax charges totaling $9.3 million, consisting of $5.3 of severance-related restructuring costs, primarily for cost reduction actions in our domestic operations, and $4.0 million of other charges, primarily for start-up and transaction related costs. Third fiscal quarter 2024 includes pre-tax charges totaling $4.3 million, consisting primarily of $2.5 million of start-up costs and $1.7 million of transaction costs. Fourth fiscal quarter 2023 includes pre-tax charges totaling $19.8 million, consisting of $11.3 million for asset write-offs associated with the transformation of our European operations, of which $3.0 million was accelerated depreciation on fixed assets and is included in depreciation and amortization in the above table, $5.5 million of severance-related restructuring charges primarily for European operations, and $3.0 million of start up costs. Fiscal year 2024 includes pre-tax charges totaling $22.1 million, which include $11.3 million of start-up costs, $4.6 million of charges for the European transformation, $4.1 million for severance-related restructuring charges, and $2.1 million of transaction costs. Fiscal year 2023 includes pre-tax charges totaling $35.2 million, consisting of $11.5 million of start up costs, $7.7 million of severance-related restructuring charges primarily for the transformation of our European operations and reductions across ATI’s domestic operations, $14.1 million for asset write-offs primarily for our European operations and the closure of our Robinson, PA operations, of which $3.8 million was accelerated depreciation on fixed assets and is included in depreciation and amortization in the above table, and $1.9 million of costs associated with an unplanned outage at our Lockport, NY facility.
(b) Fourth fiscal quarter 2024 and fiscal year 2024 results include a $14.1 million loss and fourth fiscal quarter 2023 and fiscal year 2023 results include a $26.8 million loss for actuarial gains and losses arising from the remeasurement of the Company’s pension assets and obligations.
(c) On October 17, 2023, we completed a voluntary cash out for term vested employees and annuity buyouts related to approximately 8,200 U.S. qualified defined benefit pension plan participants. As a result, fourth fiscal quarter 2023 and fiscal year 2023 results include a $41.7 million pretax settlement loss.

(d) Fourth fiscal quarter 2024 and fiscal year 2024 results include a $52.9 million gain on the sale of our precision rolled strip operations in New Bedford, MA and Remscheid, Germany. Fiscal year 2023 results include a $0.6 million loss on the sale of our Northbrook, IL operation.
(e) Fourth fiscal quarter 2023 and fiscal year 2023 results includes a $140.3 million discrete tax benefit primarily related to the reversal of a portion of deferred tax valuation allowances due to exiting the three-year cumulative loss condition for U.S. Federal and state jurisdictions at year-end 2023, partially offset by a $2.9 million charge for withholding taxes associated with the transformation of our European operations.

Free Cash Flow
Free cash flow as defined by ATI includes the total of cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company’s U.S. qualified defined benefit pension plan.

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Cash provided by operating activities	$380.9	$417.2	$407.2	$85.9
Add back: Cash contributions to U.S. qualified defined benefit pension plan	—	—	—	272.0
Cash provided by operating activities excluding pension contributions	380.9	417.2	407.2	357.9
Cash provided by (used in) investing activities	18.6	(50.0)	(159.6)	(193.2)
Free Cash Flow as defined by ATI	$399.5	$367.2	$247.6	$164.7

Managed Working Capital
As part of managing the performance of our business, we focus on Managed Working Capital, which we define as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. We exclude the effects of inventory valuation reserves and reserves for uncollectible accounts receivable when computing this non-GAAP performance measure, which is not intended to replace Working Capital or to be used as a measure of liquidity. We assess Managed Working Capital performance as a percentage of the prior three months annualized sales to evaluate the asset intensity of our business. The December 29, 2024 and September 29, 2024 amounts include management working capital balances that are classified as held for sale.

	December 29,	September 29,	December 31,
	2024	2024	2023

Accounts receivable	$709.2	$730.2	$625.0
Short-term contract assets	75.6	90.5	59.1
Inventory	1,353.0	1,414.5	1,247.5
Accounts payable	(609.1)	(528.5)	(524.8)
Short-term contract liabilities	(169.4)	(146.5)	(163.6)
Subtotal	1,359.3	1,560.2	1,243.2

Allowance for doubtful accounts	15.0	2.6	3.2
Inventory reserves	68.5	71.7	75.5
Net managed working capital held for sale	$8.5	$47.3	$—
Managed working capital	$1,451.3	$1,681.8	$1,321.9

Annualized prior 3 months sales	$4,690.5	$4,205.1	$4,255.8

Managed working capital as a
% of annualized sales	30.9%	40.0%	31.1%

Change in managed working capital:
Year-to-date 2024	$129.4
Q4 2024	$(230.5)